Exhibit 10.38

PRODUCT DISTRIBUTION AGREEMENT

THIS PRODUCT DISTRIBUTION AGREEMENT (the “Agreement”) is entered into and effective on this day, November 28, 2002 (the “Effective Date”), by and between R2 Technology, Inc., a Delaware corporation having a principal place of business at 1195 Fremont Ave., Sunnyvale, California 94087 (“R2”), and Vital Images, Inc., organized under the laws of Minnesota, having a principal place of business at 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447 (“VTAL”).

RECITALS

A.                                   R2 is engaged in the business of developing, manufacturing, distributing, and selling computer aided detection (“CAD” as further defined below) software and hardware.

B.                                     VTAL is engaged in the business of developing, distributing and selling VTAL Workstations (as hereafter defined).

C.                                     The parties desire that R2 customize its Lung Nodule CAD Application (as defined below) and related software such that it will operate with the VTAL Workstation (“R2 Products” as further defined below).

D.                                    The parties further desire that VTAL distribute the R2 Products in conjunction with the VTAL Workstation, either: (i) installed on, and as a component of the VTAL Workstation; or (ii) on a stand-alone basis, to VTAL Installed Base Sites (as defined below) solely for use with the VTAL Workstation, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.     DEFINITIONS

1.1   “ASP” means average sales price as more fully described in Section 8.5.

1.2   “CAD” means computer aided detection and similar automated disease detections systems.

1.3   “Confidential Information” has the meaning set forth in Section 13.1

1.4   “Customer” means an end user customer to whom VTAL or its distributors, sells the R2 Product.

1.5   “Europe Date” means the later of: (a) the date on which R2 is able to meet CE certification requirements and produce a “Declaration of Conformance” for the R2 Product; or (b) the completion of the milestones in the Development Plan with respect to the R2 Product that will be distributed in Europe.

1.6   “Intellectual Property Rights” means any and all current and future trade secrets, technical know-how, copyrights, moral rights, patents, patent applications (including any substitutions, extensions, reissues, renewals, divisions, continuations, or continuations-in-part), and any and all other worldwide intellectual property rights.

1.7   “Lung Nodule CAD Application” means R2’s proprietary lung nodule CAD software, including Updates, Upgrades and New Features made available by R2 during the term of this Agreement, and all related documentation.

1.8   “New Features” means significant improvements or enhancements, other than Updates and/or Upgrades, to the operating system, application software or hardware component of the Lung Nodule CAD Application or R2 Product, as the context requires, if any.

1.9   “Maintenance Program” means the maintenance and support arrangement between VTAL (or its Subdistributors) and a Customer, as more fully described in Section 3.3.

1.10 “Minimum” means the minimum number of Lung Nodule CAD Application units that VTAL will purchase each Quarter in accordance with Sections 8.2 and 8.4.

1.11 “Quarter” means each three-month period beginning with the first day of the first month following the Europe Date; by way of non-limiting example, if the Europe Date is February 15, 2003, the first 3-month period would run from March 1, 2003 to May 31, 2003.

1.12 “R2 Installed Base Sites” means those persons or entities identified on a separate document delivered by R2 to VTAL quarterly, as may be accurately updated by R2 from time to time, who are located in the United States and Europe and are in possession of R2 products (other than demonstration units).  Notwithstanding anything to the contrary, R2 Installed Base Sites shall include up to twenty (20) entities identified by R2 within sixty (60) days of the Effective Date who work with R2 in an advisory or other similar capacity, but who may not have actually purchased R2 products.

1.13 “R2 Product” means the (i) Lung Nodule CAD Application configured by R2 for use by with the VTAL Workstation, as reflected in the Specifications; (ii) visualization software applications; (iii) all other supporting software applications (including bug fixes made pursuant to Section 3.4, Updates, Upgrades and New Features to the foregoing (i), (ii) and (iii) made available by R2 during the term of this Agreement); and (iv) all related documentation.

1.14 “R2 Showcase” means the combination of R2’s proprietary workstation and related products which incorporate the Lung Nodule CAD Application, as more fully described in Section 2.8.

1.15 “Server” has the meaning set forth in Section 3.6.

1.16 “Specifications” means the functional and technical standards of the Lung Nodule CAD Application as well as the compatibility standards for the R2 Products to loosely integrate and operate with the VTAL Workstation, developed pursuant to Section 2.1 below.  The parties understand that the Specifications with respect to the performance in sensitivity and specificity of the R2 Product delivered by R2 to VTAL will be the same as those for the Lung Nodule CAD Application used by R2 in the R2 Showcase.

1.17 “Territory” means those countries, regions or geographical markets identified on Exhibit B.

1.18 “Trademarks” with respect to a party means the trademarks, service marks, logos and other proprietary marks that such party may adopt from time to time.

1.19 “Updates” means software bug fixes and corrections that ensure functionality of the Lung Nodule CAD Application or R2 Product, as the context requires, that are released by R2 for field use, if any.  Updates do not include improvements or enhancement to the operating system, applications software, or hardware and do not include new software features.

1.20 “Upgrades” means a release or version of the Lung Nodule CAD Application or R2 Product, as the context requires, that contains new CAD detection improvements including algorithm and performance enhancements, limited to an increase in sensitivity and/or a decrease in marker rate, if any.  For example: improvement in the algorithm through reduced false positives.  Upgrades do not include new software features or new hardware.

1.21 “US Date” means the later of : (a) the date on which R2 obtains FDA approval for the Lung Nodule CAD Application pursuant to Section 7.1, below, or (ii) the completion of the milestones in the Development Plan with respect to the R2 Product that will be distributed in the United States.

1.22 “VTAL Installed Base Sites” means those persons or entities identified on a separate document delivered by VTAL to R2 quarterly, as may be accurately updated by VTAL from time to time, who are in possession of one (1) or more VTAL Workstation(s) (other than demonstration units).

1.23 “VTAL Workstation” means any VTAL workstation and the components thereof, including without limitation the Vitrea brand workstation, consisting of hardware, display devices and Vitrea and other software applications.

1.24 “Warranty Period” means a period of one (1) year after delivery and installation of the R2 Product at a Customer location.

In addition to the foregoing, terms such as “sale”, “purchase”, “distribute” and variants and synonyms thereof, when used with reference to software herein, are used for convenience only and refer to transactions involving the grant of a software license for the R2 Product.

2.     DEVELOPMENT

2.1   Development Efforts.  The parties will develop and implement a plan to define and test the Specifications and to address other compatibility issues of the R2 Product with the VTAL Workstation (the “Development Plan”).  The parties will use their best efforts to complete and attach the Development Plan to this Agreement as Exhibit A within fourteen (14) days of the Effective Date.  The parties may amend the Development Plan as they mutually agree in writing to reflect changes in the Specifications.   The parties acknowledge and agree that the development efforts are dependent on mutual cooperation and performance of each party’s obligations set forth in the Development Plan.

2.2   Progress Meetings.  The parties will conduct meetings each calendar quarter and keep each other reasonably informed with respect to progress under the Development Plan and other significant changes, modifications, revisions, or updates that are being planned for their respective products.

2.3   DICOM Standard.  Whenever possible, the standard of communication for images and the corresponding CAD results between the CAD component of the R2 Products and the VTAL Workstation shall be the Digital Imaging and Communications in Medicine (“DICOM”) Standard when such standard supports the classes and services required.  VTAL agrees that the DICOM header in each acquisition device contained in the VTAL Workstation shall contain a unique identifier for each such acquisition device.  The parties shall meet periodically to discuss such changes, modifications, revisions, or updates, and shall provide each other with such information and assistance as may be necessary or useful and commercially reasonable to enable compatibility and interoperability between future versions of the R2 Product and the VTAL Workstation.  Such changes and modifications may include, but are not limited to:

(a)   the addition or deletion of services supported,

(b)                                 changes to the information contained in the DICOM fields of DICOM headers, including the use of required fields,

(c)   changes to the image processing used to create DICOM  for presentation images.

2.4   Validation Testing.  Each party shall provide commercially reasonable levels of resources necessary to validate DICOM connectivity and verify clinical usability after each Update, Upgrade or New Feature, if any.

2.5   Development and Test Data.  The development and testing data provided by VTAL to R2, or generated by R2 under this Agreement, together with any and all other cases, training databases and other related materials provided to R2 by VTAL (“Test Data”) will remain the property of VTAL.  VTAL agrees to remove all personally identifiable patient information on any Test Data before delivery to R2.  VTAL hereby grants to R2 a non-exclusive, royalty-free, perpetual, irrevocable, non-transferable (subject to Section 15.1) license to use the Test Data:  (i) internally for R2’s business and development purposes; and (ii) in aggregate form, as necessary for the purpose of obtaining the regulatory approvals described in Section 7.  All Test Data provided by VTAL to R2 hereunder will be deemed “Confidential Information” of R2, subject to the obligations of Section 13.2, except for purposes of (ii) above.

2.6   Restrictions.  Unless otherwise stated in the Development Plan, neither party is entitled to receive any source code, algorithms, designs, or similar source materials from the other party.  With respect to the other party’s products and Confidential Information provided hereunder, neither party shall: (a) reverse engineer, decompile, disassemble, or otherwise attempt to derive any source code, algorithms, ideas, process, technique, know how, technology, or other underlying content therefrom; or (b) copy, alter, modify, or create derivative works of any portion or component thereof; or (c) assist any third party, or allow or permit any third party within its control, to do any of the foregoing.

2.7   Ownership.

(a)   As between VTAL and R2, R2 will own, and hereby retains, all right, title, and interest in and to the Lung Nodule CAD Application and the R2 Product, and any improvements, enhancements, interface components, and/or derivative works thereof, and all Intellectual Property Rights relating thereto.  At R2’s request, VTAL will assign or cause to be assigned to R2 all right, title, interest in and to the foregoing materials and Intellectual Property

Rights therein, and VTAL shall reasonably assist and cooperate with R2 in prosecuting, maintaining, filing for, enforcing, and otherwise protecting R2’s rights and interests therein.  Any and all registerable and patentable designs relating to the Lung Nodule CAD Application and/or the R2 Product, and the right to apply for protection therefore, shall belong exclusively to R2.

(b)           As between R2 and VTAL, VTAL will own, and hereby retains, all right, title, and interest in and to the VTAL Workstation and any modifications, improvements, enhancements, interface components, and/or derivative works thereof, and all Intellectual Property Rights relating thereto.  At VTAL’s request, R2 will assign or cause to be assigned to VTAL all right, title and interest in and to the foregoing materials and Intellectual Property Rights therein, and R2 shall reasonably assist and cooperate with VTAL in prosecuting, maintaining, filing for, enforcing, and otherwise protecting VTAL’s rights and interests therein.  Any and all registerable or patentable designs relating to the VTAL Workstation, and the right to apply for protection therefore, shall belong exclusively to VTAL.  The parties acknowledge that R2 has been given, under the terms and conditions to be imposed upon VTAL customers, third party beneficiary rights to enforcement its Intellectual Property Rights with respect to Customers.  The parties agree, however, that (i) R2 shall not exercise such rights so long as VTAL acts to protect such R2 Rights with at least the same degree of care and diligence it uses to protect its own rights of similar type and value, and in any event with at least reasonable care and diligence and (ii) R2 shall exercise such rights at its own cost and expense.

2.8   R2 Showcase Product.

(a)   VTAL acknowledges that R2 is in the process of developing its own workstation product that will incorporate the Lung Nodule CAD Application (when available) and that will be branded with the R2 Trademarks (“R2 Showcase”).  The R2 Showcase is inclusive of the workstation, all accompanying non-CAD related software, and the Lung Nodule CAD Application, whether such components are sold at the same time or separately.  Subject to Section 4.1, R2 reserves the right, by itself or with third parties, to develop, market, promote, sell, and distribute the Lung Nodule CAD Application, and any future versions, enhancements, derivative works, or modifications thereof, whether inside or outside of the Territory.

(b)   The parties will work together to coordinate the timing of the release of both the R2 Product and the R2 Showcase. In any case, R2 agrees that it will make the R2 Product available to VTAL for use with the VTAL Workstation upon the mutual completion by the parties of the milestones set forth in the Development Plan.  Further, VTAL shall not release the R2 Product before such date that R2 releases the R2 Showcase.

(c)   Subject to Section 4, no provision of this Agreement shall be deemed to restrict either party’s right to exploit any Intellectual Property Rights belonging to that party in other products or services, including without limitation, in products or services which may directly or indirectly compete with the other party’s product or services, or with the products or services contemplated by this Agreement.

2.9   Costs.  Except as expressly stated herein, each party shall bear its own costs and expenses in connection with the development activities contemplated herein.

3.     DISTRIBUTION

3.1   Appointment.  Subject to the terms and conditions herein, R2 hereby authorizes VTAL to distribute the R2 Product within the Territory either:  (i) installed on, and as part of the VTAL Workstation; or (ii) to VTAL Installed Base Sites for use solely with the VTAL Workstation, and not on a stand-alone basis.  VTAL shall include the terms and conditions attached as Exhibit G (which may be modified from time to time by either party subject to the other party’s consent, which consent will not be unreasonably withheld) with the documentation VTAL provides to Customers.

3.2   Subdistributors.  VTAL’s distributors, resellers and channel partners that are authorized in writing by VTAL (“Subdistributors”) may also purchase the R2 Product directly from R2 for distribution within the Territory to Customers solely in conjunction with the VTAL Workstation, either as part thereof, or to Customers already owning a VTAL Workstation for use in connection therewith, and not on a stand-alone basis, and subject to all other applicable terms and conditions of this Agreement.  In all events, VTAL shall remain responsible and liable for its Subdistributors’ compliance with the terms and conditions of this Agreement.

3.3   Customer Installation, Service and Support.  VTAL shall be responsible, at its sole cost and expense, for the installation of the R2 Product at the Customer site.  VTAL agrees to provide R2 with quarterly reports (no later than the twentieth (20) business day following February 28, May 31, August 31, and November 30) stating each Customer’s name, location, contact information and date of sale.  VTAL shall offer each Customer the opportunity to enter into a Maintenance Program through which VTAL will provide, through its own technical personnel, first-level technical support and maintenance to such Customer, in accordance with Exhibit H.  Customers may also opt to receive quarterly newsletters and participate in a R2 sponsored Lung Nodule CAD user group under the Maintenance Program.  R2 shall provide second-level support to VTAL with respect to all Customers free of charge during the Warranty Period, and thereafter for Customers in the Maintenance Program as further set forth in Exhibit H.  VTAL hereby acknowledges that R2 shall have no responsibility or obligation to provide any support services directly to Customers; however, upon VTAL’s request and in R2’s sole discretion, R2 may provide direct support to Customers.  R2 shall make available Updates, free of charge, to all Customers during the Warranty Period, and thereafter to Customers participating in a Maintenance Program, and VTAL may indicate to its Customers that it will provide Updates, when and if such Updates are made available.  However, VTAL shall indicate that warranty and support services do not, and the Maintenance Program does not, include Upgrades or New Features. Upgrades and New Features, if any, are subject to an additional fee, as further set forth in Section 8.9.  R2 agrees to make Updates, Upgrades and New Features for the R2 Product available to VTAL within the same time frames that R2 makes Updates, Upgrades and New Features for the Lung Nodule CAD Application generally available, if any.

3.4   Ongoing Support.  For so long as a Customer has a software license for the R2 Product, all software “bug fixes” to the R2 Product that are released by R2 to correct safety and regulatory issues will be provided by R2 to VTAL free of charge and installed by VTAL on the VTAL Workstation free of charge.

3.5   Training.  VTAL shall ensure that its service personnel are sufficiently skilled and knowledgeable about the R2 Product.  R2 shall provide initial training to VTAL regarding the use and maintenance of the R2 Product as reasonably necessary, for VTAL to fulfill its service obligations to the Customer.  Such training shall take place at the dates and locations as mutually agreed between the parties.

3.6   Hardware Procurement.  VTAL shall purchase directly hardware that meets the R2 specifications attached as Exhibit I (as may be modified by R2 from time to time) for use with the R2 Product (“Servers”).  The parties shall mutually agree upon vendors of such Servers.  VTAL will install the R2 Product (shipped by R2 in accordance with Section 6) on the Servers at VTAL’s expense.

4.     EXCLUSIVITY

4.1   By R2.  R2 shall not license or otherwise provide lung nodule CAD technology to any vendors of freestanding workstations for sale in the United States, Canada or European Union and identified on Exhibit D (“Workstation Vendors”).  Notwithstanding the foregoing, R2 shall not be restricted from providing the lung nodule CAD technology to: (i) any other third party workstation vendor not listed in Exhibit D; (ii) any PACS vendor identified on Exhibit D that sells workstations in conjunction with PACS (“PACS Vendor”); provided that R2 shall not provide the lung nodule CAD technology to any PACS Vendor for use with such vendor’s sale of freestanding workstations; (iii) or to any third party OEM or PACS company that in turn contracts with any Workstation Vendor identified on Exhibit D.

4.2   By VTAL.  During the term, VTAL shall not sell any lung nodule CAD technology in connection with any VTAL product or services (including the VTAL Workstation), other than the CAD provided by R2.  Further, VTAL shall not: (i) sell the R2 Product to any R2 Installed Base Sites located in the United States for a period of six (6) months after the US Date; and (ii) sell the R2 Product or VTAL Workstation to any R2 Installed Base Sites located outside the United States for a period of six (6) months after the Europe Date.

5.     MARKETING

5.1   VTAL Responsibilities.  VTAL shall use commercially reasonable efforts to promote and market the R2 Product.

5.2   Materials.   R2 will provide assistance to VTAL in the form of reasonable quantities of promotional and other marketing materials in English and such other languages as may be available from time to time.  VTAL shall be responsible for such other translation of promotional materials and other documents required for use of R2 Product in the Territory, and in the event of any such translations, VTAL shall certify to R2 that any such translations have been appropriately verified, if, and only to the extent, such verification is required by a regulatory agency in the country for which the translation was made.  VTAL shall provide to R2 for review an example of each item of promotional, advertising and educational materials and programs and other literature relating to the R2 Product that VTAL intends to use to market, promote and sell the R2 Product at least thirty (30) days prior to the commercial release of such materials or commencement of such programs.   R2 reserves the right to reject any promotional materials that contain inaccurate claims regarding the R2 Product provided that if no written notice of rejection is received within the thirty (30) day period following receipt of an item, it shall be deemed approved.

5.3   Product Presentation.  Each party represents and warrants that it will:  (a) present the R2 Product fairly to potential Customers; (b) not disparage the other party, the other party’s

Trademarks, or the other party’s products or services in any material respect, (c) avoid deceptive, misleading or unethical business practices, (d) avoid false or misleading representations with regard to the Lung Nodule CAD Application, the VTAL Workstation or the R2 Product, and (v) avoid soliciting orders for the R2 Product from any Customer that it knows engages in illegal or deceptive trade practices.

5.4   Demonstration and Training Licenses.  VTAL will provide R2 with a quarterly listing of the total number, broken down by region, of VTAL direct sales personnel and distributor sales personnel who are selling the R2 Product.  R2 will provide copies of the R2 Product, Updates, Upgrades and New Features for demonstration purposes only to each such salesperson.  R2 will provide the first five (5) demonstration copies to VTAL free of charge.  For the remainder, VTAL agrees to reimburse R2 for the costs to R2 directly attributable to third-party software licenses purchased by R2 in developing the Lung Nodule CAD Application, Updates, Upgrades or New Features.  In addition, R2 will provide free of charge up to two (2) copies of the R2 Product, Updates, Upgrades and New Features (promptly following release) solely for VTAL’s internal training of its sales personnel.  The total number of copies provided to VTAL by R2 for demonstration and training purposes will not exceed a total of one hundred (100) during the first twelve (12) months of this Agreement and will not exceed a total of two hundred (200) over the term of the Agreement.

5.5   Trademarks.  Subject to compliance with the terms of this Agreement, (a) R2 shall have the right to indicate to the public that the R2 Product has been tested for compatibility, and is being marketed for use, with the VTAL Workstation; (b) VTAL shall have the right to indicate to the public that the VTAL Workstation has been tested for compatibility and is being marketed for use with the R2 Product; and (c) each party shall have the right to use the other party’s Trademarks in connection with performance of this Agreement.  VTAL shall not alter or remove any R2 Trademarks applied to, or embedded in the R2 Product.  VTAL shall market and promote the VTAL Workstation as having R2 lung nodule CAD capability and shall use the R2 Trademarks on all VTAL Workstation advertising materials that relate to lung nodule CAD technology.  Each party shall submit samples of the other party’s Trademarks prior to their first use for approval by the other party.  Such approval will not limit the other party’s obligation to comply with all applicable laws and will not be deemed an endorsement or approval of any of the other party’s advertising content.  Nothing herein shall grant either party any rights or title to the other party’s Trademarks, and all goodwill associated with such party’s Trademarks shall inure solely to the benefit of that party.  Each party reserves the right to reject any use of its Trademark by the other party, and the other party shall immediately discontinue use of such Trademark upon notice.   Neither party shall challenge, or assist others to challenge, the validity of the other party’s Trademarks, and neither party shall register or attempt to register any trademarks, trade names or service marks confusingly similar to the other party’s Trademarks.

5.6   Packaging and Labeling.  VTAL shall reproduce all copyright and other proprietary notices contained in the R2 Product on the user interface of the VTAL Workstation.  In addition, except for the addition of information required by applicable laws and regulations in the Territory, VTAL shall not re-label the R2 Product or any other R2 products supplied to VTAL by R2 hereunder without the prior written consent of R2.  If applicable law or regulation requires re-labeling of the R2 Product, VTAL shall so notify R2, and promptly thereafter the parties shall cooperatively develop labels in compliance with such laws or regulations.

5.7   Display Obligations.   VTAL shall not alter, remove or obfuscate the R2 Trademarks that appear on any visualization or display of the output derived from the R2 Product on any screen, printout, and/or workstation that displays such output.  VTAL shall ensure that the VTAL Workstation displays a standard size icon which permits the Customer to open the R2 Product.

6.     ORDERS AND DELIVERY

6.1   Forecasts.  To facilitate planning, at the start of each Quarter, VTAL will provide R2 with a non-binding, ninety (90)-day forecast.

6.2   Shipment/Risk of Loss.  Each shipment of the R2 Product will be packaged by R2 and delivered to R2’s designated shipping point (the “Shipping Point”). All freight, insurance, duty, and other shipping expenses, as well as any special packing expenses, shall be paid by VTAL.  VTAL shall also bear all applicable taxes, tariffs, duties, and similar charges that may be assessed against the R2 Product(s) after delivery to the Shipping Point.  All shipments and freight charges will be deemed correct unless R2 receives from VTAL, no later than forty-five (45) days after the shipping date of a given shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and shipment or discrepancy in the freight cost, as applicable.

6.3   Inspection and Return.  VTAL shall promptly, but in no event later than thirty (30) days, after the date of installation of the R2 Product at an Installed Base Site, on a  Server or on a VTAL Workstation, inform R2 of a defect in the R2 Product.  R2 shall replace such defective copy with a new copy, free of charge.

7.     GOVERNMENTAL APPROVALS

7.1   Regulatory Approvals.  With respect to the R2 Product, R2, at its expense, will be responsible for obtaining and maintaining, in R2’s name: (a) FDA and other applicable United States regulatory agency approvals; (b) ISO9000 certification; (c) CE certification in accordance with the provisions of Directive 93/42 governing medical devices for the R2 Product; and (d) applicable regulatory approvals in Canada. R2 shall inform VTAL in writing, no less than frequently than quarterly, as to the status of such approvals.  Further, R2 will promptly inform VTAL if any of the elements which has permitted R2 to obtain the foregoing approvals is not longer valid.  To the extent applicable, VTAL will be responsible for obtaining all regulatory agency approvals in the countries in which VTAL (in its sole discretion) distributes the R2 Product within the Territory, as may be necessary for displaying the R2 Product in connection with the VTAL Workstation.  Each respective company will cover its own costs for regulatory activities.  Each party agrees to execute such instruments, documents and agreements and to give such further written assurances, as may be reasonably necessary to better realize the intent and understanding of the parties set forth in this Section 7.1.

7.2   Registrations, Licenses and Permits.

(a)   Except as set forth in Sections 7.1, VTAL, at VTAL ‘s expense, shall obtain all registrations, licenses, and permits (“Permits”) required to comply with the laws and regulations for the countries within the Territory where VTAL, in its sole discretion, imports and distributes the R2 Product; provided, however, that VTAL shall promptly notify R2 upon the initiation of any applications for Permits.  VTAL shall provide to R2 complete copies of all applications for and issued Permits relating to the R2 Product.  To the extent permitted by law, all Permits obtained by VTAL in the Territory with respect to the R2 Product shall be in the name of R2.  Each party agrees to execute such instruments, documents and agreements and to give such further written assurances, as may be reasonably necessary to better realize the intent and understanding of the parties set forth in this Section 7.2.

(b)   Upon the expiration or termination of this Agreement, at R2’s requests, all Permits relating to the R2 Product shall be transferred and delivered to, and shall inure to the benefit of R2 or its designee, to the extent that this is permissible under applicable law, at no cost to R2 other than legitimate fees and charges imposed by local governmental authorities; and VTAL agrees to execute any documents and render any assistance, at R2’s request and expense, as may be necessary to perfect R2 rights in such Permits.   The parties will split equally (50%) any other customary and routine fees which are agreed and approved in advance by both parties.

7.3   Health and Safety Laws and Regulations.  Both parties shall monitor the appropriate information sources closely for changes in laws and regulations, and other requirements relating to the R2 Product or the VTAL Workstation, and shall notify the other party promptly in writing of any and all such changes of which it becomes aware.  If R2 is required by any regulatory agency to recall the R2 Product, or if R2 or a regulatory authority initiates a recall of the R2 Product, VTAL shall cooperate with and assist R2 in locating, and retrieving if necessary, recalled R2 Products from Customers.  VTAL shall be responsible for maintaining all records of its sales to Customers in the event of a recall or other quality related issue.  R2 shall bear the costs of all recalls of the R2 Product.  VTAL shall bear the costs of all recalls of the VTAL Workstation.

7.4   Compliance with Local Laws.  VTAL agrees to comply with all local laws and regulations applicable to the distribution of the R2 Product in each country within the Territory.

8.     CONSIDERATION

8.1   Prices for Lung Nodule CAD Application.  VTAL agrees to pay the transfer prices (adjusted per the applicable discount schedule) set forth in the pricing schedule attached as Exhibit C.

8.2   Minimum Sales.

(a)   Beginning on the Europe Date, VTAL shall order and purchase a minimum number of R2 Product units each Quarter, during each year of the term of this Agreement (“Minimum”), as follows:

(i)    First 12-month period:         units per Quarter

(ii)   Second 12-month period:    units per Quarter

(iii)  Third 12-month period:       units per Quarter

By way of non-limiting example, during the first Quarter, VTAL shall purchase a minimum of          (   ) units.  If, by the 59th day, VTAL has purchased          (   ) units, VTAL shall purchase        (   ) additional units on day 60 to satisfy the minimum for that Quarter.  If more than the minimum is purchased in any Quarter, these additional numbers over the Minimum will be applied towards the Minimum required in the subsequent Quarters.

(b)   Once VTAL purchases and pays for a total of                       (      ) units, the Minimum will no longer apply.

(c)   During the period between the Europe Date and the US Date, VTAL’s Quarterly Minimum will be decreased by                   (    ) of the units in Section 8.2(a) above, however, the total Minimum will not change.  Rather, the remaining                 (      ) of the Minimum for a given Quarter will be deferred and added to the Quarters subsequent to the US Date.  VTAL shall purchase the deferred Minimum during a period of time subsequent to the US Date that is equivalent to the duration of the period between the Europe Date and the US Date.  By way of non-limiting example, if the period between the Europe Date and the US Date was exactly nine (9) months, then during those three Quarters, the Minimum would be only           (    ) units per Quarter, rather than           (   ) units as noted above.  However, during the subsequent three (3) Quarters following the US Date, the Minimum would increase to                (    ) units in the first Quarter and               (   ) units per Quarter for the next two Quarters, rather than             (   ) units and             (   ) respectively as noted above.

(d)   Purchases by Subdistributors shall apply towards the Minimums set forth herein, as if the purchases had been by VTAL.

(e)   Notwithstanding the foregoing terms of this Section 8.2, the Minimum shall not apply to a Quarter, nor shall such Minimum be deferred to a subsequent period, if:  (i) subsequent to the Europe Date, the CE certification with respect to the R2 Product is revoked or otherwise becomes ineffective; (ii) subsequent to the US Date, any FDA approval with respect to the R2 Product is revoked or otherwise becomes ineffective; (iii) a regulatory agency, or R2, issues a recall of the R2 Product or VTAL Workstation, as a result of the R2 Product installed thereon; (iv) VTAL issues a recall of the VTAL Workstation solely attributable to the R2 Product; (v) the ability of VTAL to sell the R2 Product is impaired by any governmental action, riots, war, prolonged shortage of energy, epidemics, fire, flood, hurricane, typhoon, earthquake, or other event of force majeure beyond the reasonable control of VTAL (“Force Majeure”), or (vi) VTAL becomes subject to any injunction or other legal prohibition against the sale of the R2 Product (except one which would be cured by obtaining a Permit or other applicable regulatory approvals).

8.3   Reports.  R2 shall provide a report to VTAL in writing within thirty (30) days of the close of each Quarter, containing the total number of R2 Showcase units sold worldwide during such Quarter (excluding beta, demonstration, training and non-CAD enabled units), and the price (exclusive of transportation, insurance, taxes, duties and the like) paid therefore.

8.4   Adjustment of Minimums.  If the total number of R2 Showcase units sold worldwide in any two (2) Quarter period by R2 and all of its distributor/channel partners (excluding VTAL) is less than the sum of the Quarterly Minimums for the preceding two (2) Quarters, then VTAL’s Quarterly Minimums for the subsequent two (2) Quarters will be decreased by the same number by which R2 and all of its distributors/channel partners fell short during the preceding (2) Quarters.  By way of non-limiting example, if R2 and all of its distributor/channel partners sell              (   ) units, instead of           (   ) units during the first two (2) Quarters in the third twelve (12) month period after the Europe Date, then the Minimum VTAL must purchase in the subsequent two (2)

Quarters would decrease by a total of          (   ) units, from           (   ) per Quarter to          (   ) per Quarter.

8.5   Revenue Share/Referrals by R2.    R2 may refer its existing and potential customers to VTAL and for each such referral that is not a VTAL Installed Base Site that purchases the R2 Product (“R2 Referral”), VTAL shall reimburse R2 for                (       ) of the incentive that R2 pays to its sales representative for such R2 Referral; provided that the total dollar amount paid as an incentive by R2 to its sales representative will not exceed                                                   ($            ) per R2 Referral.

8.6   Adjustment of Transfer Prices.

(a)   If the ASP for all R2 Showcase units (excluding beta, demonstration, training and non-CAD enabled units) sold by R2 directly to end-users in any given Quarter falls below                                  (               ), then VTAL’s transfer price as set forth in Exhibit C in the subsequent Quarter will be decreased by the same percentage that the ASP of all such R2 Showcase units falls below such                      figure.  By way of non-limiting example, if the ASP on such R2 Showcase units were              in a given Quarter, then the transfer price for the Minimum number of units required to be purchased by VTAL in the subsequent Quarter would drop by                (      ).

(b)   If VTAL desires to purchase more than the Minimum during any Quarter in which VTAL’s transfer price is below             in the US and            outside the US, as per the calculation noted above, VTAL must submit a signed purchase order from each Customer for all units above the Minimum that it purchases in that Quarter in which the transfer price was lowered pursuant to this Section, and VTAL must subsequently verify placement of such units at a Customer location.  Otherwise, prices for additional units beyond the Minimum for which there are no signed purchase orders will be set at the subsequent Quarter’s transfer prices as calculated in Section 8.5 (a) above. So long as the ASP for all R2 Showcase units is at least            during a Quarter, the transfer prices noted in Exhibit C will apply for the next Quarter.  If R2 fails to sell any such R2 Showcase units during a Quarter, the transfer price from the previous Quarter will continue for the subsequent Quarter.

8.7   Maintenance.  VTAL shall pay R2 a non-refundable, flat fee as set forth in Exhibit C, for each Maintenance Program sold to a Customer, in accordance with the payment terms set forth in Section 8.10.  VTAL shall not be required to continue making payments under this Section 8.7 if the source code to the R2 Product is released to VTAL pursuant to the escrow agreement attached as Exhibit F.

8.8   Audits.  Each party shall have the right, at its own expense, to inspect those accounting records of the other party necessary to verify compliance with the terms of this Agreement.  Such inspections shall take place upon not less than fifteen (15) days prior written notice, and during the audited party’s normal business hours.  The audited party shall promptly pay the difference, plus interest, on any underpayments revealed in the audit.  Further, if an audit reveals an underpayment of more than five percent (5%), the audited party shall also pay the cost and expenses related to the audit.

8.9   Upgrades and New Features.  Upgrades and New Features for the R2 Product, if any, are subject to an additional fee to be agreed in good faith negotiations between the parties; provided that such fee shall not be more than                 (      ) of the list price for the correlating

Upgrade or New Feature made to the Lung Nodule CAD Application used in the R2 Showcase (exclusive of hardware components).

8.10 Payments.  VTAL shall make all payments due hereunder within forty-five (45) days of the date of R2’s invoice.  Any payments that are not timely paid as provided hereunder shall bear interest at an annual rate equal to one and a half percent (1.5%) per month or the maximum amount permitted by law, whichever is less, calculated from the date the payment was due until the date the payment is received by R2.  Any failure of VTAL to make timely payment to R2 due hereunder will constitute a material breach of this Agreement and VTAL’s payment of such interest on late payments will not prevent R2 from exercising any other rights under applicable law.

8.11 Taxes.  All prices specified hereunder do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing, or distribution of the R2 Product, including without limitation excise, sales, use, property, license, value-added taxes, withholding or similar taxes, customs or other import duties or other taxes, tariffs or duties, other than taxes which are imposed solely on the net income of R2.  Any such taxes which are otherwise imposed on payments to R2 shall be the sole responsibility of VTAL.

9.     REPORTING AND CUSTOMER COMPLAINTS

9.1   Medical Device Reporting.  Pursuant to governmental medical device reporting regulations (e.g. the FDA’s Medical Device Reporting (MDR) Regulations, the European Medical Device Vigilance Guidelines, and any other applicable medical device reporting regulations), the parties may be required to report to the applicable agency information that reasonably suggests that the products contemplated hereunder may have caused or contributed to the death or serious injury or has malfunctioned and that the device would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.  R2 shall be primarily responsible for evaluating any such reportable incidents that relate to the R2 Product, and VTAL shall be primarily responsible for evaluation of any reportable incidents that relate to the VTAL Workstation. Each of R2 and VTAL agree to supply to the other any information relating to such reportable incident promptly after becoming aware of it so that each of R2 and VTAL can comply with governmental reporting requirements.

9.2   Customer Complaints.  VTAL shall promptly investigate, monitor, and notify R2 of all Customer and/or regulatory complaints concerning the use of the R2 Product, or the VTAL Workstation (regardless of whether such VTAL Workstation is equipped with the R2 Product) in the Territory.   R2 shall promptly investigate, monitor and notify VTAL of all customer and/or regulatory complaints concerning the use of the R2 Showcase.   Each party shall advise the other of all such complaints alleging patient injury within twenty four (24) hours, and of all other material complaints as promptly as possible but not more than five (5) business days following the date a party receives such complaint.  In addition, within fifteen (15) calendar days following the date it receives such complaint, such party shall also provide the other party with a materially complete written report relating thereto.  Any notice to VTAL under this Section shall be sent via facsimile and email to the attention of the Manager of Regulatory Affairs and the Senior Director of Operations or to such other address or person as VTAL may designate, and any notice to R2 under this Section shall be sent via facsimile and email to the attention of R2’s Vice President of Regulatory Affairs or to such other address or person as R2 may designate.

10.  INDEMNITY AND INSURANCE

10.1 R2 Indemnity.  Subject to Sections 10.2 and 10.5 below, R2 agrees to indemnify and hold harmless VTAL, its officers, directors, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses attributable to claims, actions, suits, or other proceedings (“Claims”) brought by a third party alleging:  (a) that the R2 Product, as delivered to VTAL, infringes any third party Intellectual Property Right; (b) product liability with respect to the R2 Product; (c) that any materials provided by R2 to VTAL under Section 5.2 are deceptive or misleading; or (d) a failure by R2 to comply with applicable law.

10.2 Exclusions.  Notwithstanding the foregoing, R2 will have no liability for infringement claims arising from:  (a) combination of the R2 Product with other software or products not provided or authorized by R2, which claim would have been avoided if the R2 Product had not been so combined; (b) the modification of the R2 Product, in whole or in part, by anyone other than R2 which claim would have been avoided if the R2 Product had not been so modified.

10.3 VTAL Indemnity.   Subject to Section 10.4 and 10.5 below, VTAL agrees to indemnify and hold R2, its officers, directors, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses attributable to Claims brought by a third party alleging: (a) infringement of any third party Intellectual Property Right by the VTAL Workstation; (b) product liability with respect to the Product to the extent directly attributable to the VTAL Workstation; (c) deceptive or misleading advertising or sales practices by VTAL or its Subdistributors, other than any made in reliance on the content of the materials provided to VTAL under Section 5.2; (d) negligence or misconduct by VTAL, or its Subdistributors, in connection with the marketing, distribution, or sale of the R2 Product; or (e) a failure by VTAL to comply with applicable law.

10.4 Exclusions.  Notwithstanding the foregoing, VTAL will have no liability for infringement claims with respect to VTAL Workstations, if any, arising from:  (a) combination of the VTAL Workstations with other software or products not provided or authorized by VTAL, which claim would have been avoided if the VTAL Workstation had not been so combined; or (b) the modification of the VTAL Workstation, in whole or in part, by any party other than VTAL which claim would have been avoided if the VTAL Workstation were not so modified.

10.5 Procedure.   The party seeking indemnification, (“Indemnitee”) shall: (a) promptly notify the indemnifying party (“Indemnitor”) in writing of any Claim brought by a third party for which it is seeking indemnification; (b) provide Indemnitor with sole control of the defense and/or settlement thereof; and (c) provide Indemnitor, at Indemnitor’s request and expense, with reasonable assistance and full information with respect thereto.  Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such claim, suit or proceeding.  The indemnification obligations of the parties in this Section 10 shall not apply to amounts paid in settlement of any claim, suit or proceeding if such settlement is effected without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed.

10.6 Additional Remedy.  If any portion of either party’s products contemplated by this Agreement (the VTAL Workstation and the R2 Product) is held, or in such party’s reasonable opinion is likely to be held, to infringe or misappropriate a third party’s Intellectual Property Right, then such party may at its sole option and expense:  (a) procure for the other party and/or the Customer, as appropriate, the right to continue using such product; (b) replace the product with a non-infringing, functionally equivalent product; or (c) if neither of the foregoing is reasonably practicable, and to the extent the infringing component restricts a Customer’s ability to continue use of a Product, terminate this Agreement and refund to Customer and/or the other party, as appropriate, the amounts paid for the Product, or the infringing component (by way of non-limiting example, the Lung Nodule CAD Application,) as applicable, less a reasonable amount for prior use.

10.7 Entire Liability.  THE FOREGOING PROVISIONS OF THIS SECTION 10 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF EACH PARTY, AND EACH PARTY’S EXCLUSIVE REMEDY, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT BY THE LUNG NODULE CAD APPLICATION, THE VTAL WORKSTATION, OR THE R2 PRODUCT.

10.8 Insurance.  Each party shall use commercially reasonable efforts to add the other party to its existing insurance policies as an additional insured; provided that such addition would not materially alter the other terms and conditions of such existing insurance policy.

11.  WARRANTY

11.1 Limited Warranty.  R2 represents and warrants to VTAL that the R2 Product will conform in all material respects to the Specifications during the Warranty Period.

11.2 Warranty Limitations.  The foregoing warranty does not extend to problems or errors in the R2 Product that result from: (a) Customer’s failure to implement all Updates which are provided by R2, if any; (b) any use of the R2 Product in a manner for which it was not designed or as not authorized under this Agreement or under the Customer’s license; (c) negligence on the part of VTAL or Customer, or their employees, contractors, or consultants; or (d) any use of the R2 Product with other software, hardware or products not authorized by R2.  Neither party shall have the authority to offer, and neither party shall make, any representations or give warranties on behalf of the other party.

11.3 Disclaimer.  EXCEPT AS EXPRESSLY STATED IN SECTION 11.1, THE R2 PRODUCT IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND.  R2 MAKES NO ADDITIONAL WARRANTIES OR CONDITIONS OF ANY KIND, WHETHER, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND R2 SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE LUNG NODULE CAD APPLICATION PROVIDED HEREUNDER, AND WITH RESPECT TO THE USE THEREOF.

12.  LIMITATION OF LIABILITY

Except for each party’s obligations under Section 10, and except for a breach of Sections 2.6 or 13.2 of this Agreement, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, COST OF SUBSTITUTE GOODS, OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING NEGLIGENCE, ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY EXCEED THE AMOUNTS

PAID BY VTAL TO R2 DURING THE TWELVE-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE LIABILITY.  THE FOREGOING LIMITATIONS APPLY NOTWITHSTANDING OF THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

13.  CONFIDENTIALITY

13.1 Definition.  For purposes of this Agreement, “Confidential Information” means information exchanged between R2 and VTAL pursuant to this Agreement and the performance of the parties’ obligations hereunder, orally (if reduced to writing and delivered to the other party within fifteen (15) days of disclosure) or in writing, if marked to indicate its confidential nature or if of a type that a reasonable person would expect to be proprietary and confidential and shall include the terms of this Agreement.  Confidential Information shall not mean information which is (a) in the public domain or subsequently enters the public domain through no act or omission of the receiving party; (b) subsequently acquired free of any confidentiality obligation by the receiving party from a third person having, to the receiving party’s knowledge, no obligation of confidentiality to the disclosing party; (c) known to the receiving party at the time of disclosure, as established by competent proof; or (d) developed independently by or on behalf of the receiving party, without reliance on or use of any Confidential Information of the other. Notwithstanding the above, before either party discloses Confidential Information which includes technical or scientific information, it will inform the other party of the general nature of such information and the other party may agree or decline to receive such information, or the parties may negotiate a separate agreement covering such information.  Except as to technical or scientific information, which a party so agrees to receive, neither party shall have any obligations with respect to any technical or scientific information, which it may learn without reference to the other party’s Confidential Information.

13.2 Obligations.  Neither party shall use the Confidential Information of the other except as permitted or expressly provided under this Agreement.  In addition, each party shall hold all Confidential Information of the other in confidence and shall not publish, disclose or disseminate the same to any other person or entity except as specified herein.  Each party may disclose Confidential Information of the other to its employees and consultants who are bound by confidentiality obligations at least as protective as those stated herein.  Each party shall take the same measures to preserve the confidentiality of the Confidential Information of the other as it does for its own Confidential Information, but in no event with less than reasonable care.  In addition to the foregoing, either party may disclose Confidential Information disclosed to it by the other party to the extent such disclosure is required by law, government agency, governmental regulation, court order or valid discovery request in connection with a legal proceeding, provided that if a party is required to disclose another party’s Confidential Information in connection therewith, it shall provide the other party with prior written notice of any such disclosure and a reasonable opportunity to seek confidential treatment or a protective order, if appropriate.  In the event that such confidential treatment or protective order is not obtained, the party required to disclose such Confidential Information shall disclose only that portion of the Confidential Information which its counsel advises that it is legally required to disclose.  For the avoidance of doubt, if this Agreement is required to be filed with any governmental or regulatory agency, the party required to make such filing shall seek confidential treatment of the terms of this Agreement, and shall in any event, redact those portions of the Agreement that its legal counsel advises may be redacted, but still comply with such filing requirement.

14.  TERM AND TERMINATION

14.1 Term.  This Agreement shall commence on the Effective Date and shall continue in full force for a period of three (3) years from the Europe Date, unless earlier terminated as set forth in this Section 14.  The parties may renew this Agreement for additional one (1) year terms upon mutual written agreement.

14.2 Termination for Cause.  If either party breaches any of its material obligations hereunder, and such breach is not cured within thirty (30) days after notice from the other party, the non-breaching party shall be entitled to terminate this Agreement upon written notice.

14.3 Termination for Insolvency.  This Agreement may be terminated by either party, on notice: (a) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings; or any other proceedings for the general settlement of all or substantially all of its debts; (b) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in its favor within sixty (60) days thereafter; (c) upon the other party’s making a general assignment for the benefit of creditors; or (d) upon the other party’s dissolution or ceasing to conduct business as a going concern, or upon taking action to dissolve or to cease business as a going concern.

14.4 Termination for Ongoing Force Majeure.  If any of the events described in Subsection 8.2(e) occur and continue for a period of in excess of thirty (30) days, either party shall be entitled to terminate this Agreement upon written notice.

14.5 Failure to Obtain Regulatory Approvals.  VTAL may terminate this Agreement immediately, with written notice, if R2, after diligent efforts, fails to obtain FDA approval or CE certification with respect to the R2 Product on, or before, September 30, 2004.  R2 may terminate this Agreement, immediately, with written notice, if R2, after diligent efforts, fails to obtain FDA or CE certification with respect to the R2 Product on, or before, the third (3rd) anniversary of the Effective Date.

14.6 Effect of Termination.

(a)   Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b)   Maintenance.  Each party’s maintenance obligations then in effect will continue in full force and effect with respect to each Customer, until such obligations expire by their terms.

(c)   Continued Right to Sell.  Upon termination of this Agreement, R2 shall have the right, at its sole option, to purchase all or part of VTAL’s inventory of the R2 CAD that is not already required to fulfill accepted Customer purchase orders, at a price equal to the transfer price invoiced to VTAL.  If R2 opts not to buy back VTAL’s inventory of the R2 Product, VTAL shall have the right to continue to market, distribute, and sell unsold R2 Products in the Territory pursuant to the terms hereof for an additional period of one hundred eighty (180) days after notice of termination of this Agreement.

(d)   Limitation on Liability.  In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, inventory or commitments in connection with the business or goodwill of R2 or VTAL.

(e)   Survival.  The provisions of Sections 1, 2.7, 3.4, 7.2(b), 8.10, 9.1, 10.1-10.7, 11.3, 12, 13, 14.6, 15 and any payment obligations shall survive the expiration or termination of this Agreement for any reason.

15.  GENERAL

15.1 Assignment.  Neither party may assign or transfer this Agreement or any of its rights and obligation under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement in the case of a merger, sale of stock or assets or other reorganization; provided that any permitted assignee agrees in writing to be bound by the terms of this agreement. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of any permitted assignee.  Any attempted assignment in violation of this Section 15.1 shall be void.

15.2 Basis of Bargain.  Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are materially bargained for and that such warranty disclaimers and liability and remedy limitations have been taken into account and reflected in determining the consideration to be given by each party to enter into this Agreement.

15.3 Counterpart Originals.  This Agreement may be executed in two (2) or more English language counterparts or duplicate originals, all of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.

15.4 Entire Agreement.  The terms and conditions herein contained, including exhibits, constitute the entire agreement between the parties and supersede all previous and contemporaneous agreements and understandings, whether oral or written, including the parties’ term sheet, with respect to the subject matter hereof.

15.5 Expense of Doing Business.  Any and all obligations associated with a party’s business shall remain the sole responsibility of that party.  Any and all sales and other agreements between a party and its customers are and shall remain that party’s exclusive responsibility and shall have no affect on that party’s obligations pursuant to this Agreement.  Each party shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

15.6 Export.  The parties acknowledge the products contemplated by this Agreement may be subject to the export control laws and regulations of the United States, and any amendments thereof.  Each party agrees that it will not transfer, deal with, export or re-export such products directly or indirectly, to (i) any countries that are subject to United States export restrictions, except with appropriate United States government approvals; (ii) any third party who a party knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons; or (iii) any third party who has been prohibited from participating in United States export transactions by any federal agency of the United States government.

15.7 Foreign Corrupt Practices Act.  In conformity with the United States Foreign Corrupt Practices Act regarding foreign business practices, R2 and its employees and agent as well as VTAL and its employees and agents shall not directly or indirectly make a payment, promise to pay, or authorize payment, or offer a gift, promise to give or authorize the gift of anything of value for the purpose of influencing an act or decision (including a decision not to act) of an official of any government or governmental agency or for inducing such official to use any influence to affect any such governmental act or decision.

15.8 Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.  The parties expressly exclude application of the United Nations Convention for the International Sale of Goods.

15.9 Governmental Consent.  VTAL shall be responsible for timely filings of this Agreement with any required government entities within the Territory.  If any such governmental entity objects to this Agreement of any provision hereof, the parties shall have the right to suspend or discontinue distribution of the R2 Product within such region or country in the Territory.

15.10       Independent Contractors.  The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement should be construed to give either party the power to direct or control the day-to-day activities of the other.  All financial and other obligations associated with each party’s business are the sole responsibility of that party.

15.11       Injunctive Remedies.  Each party acknowledges that due to the nature of proprietary information, any breach or threatened breach of Sections 2.6, 5.3, or 13 would result in irreparable harm to the non-breaching party, for which there is no adequate remedy at law, and therefore, the non-breaching party shall be entitled to apply for injunctive or other equitable relief to restrain such material breach in addition to other appropriate remedies.

15.12       Modification.  No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

15.13       No Implied Licenses.  Except for the licenses granted by the express terms of this Agreement, each party reserves and retains all right, title, and interest in and to its products, technology, and all Intellectual Property Rights therein and no right or license shall be deemed granted by implication, estoppel, or otherwise.

15.14       Notices.  Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by commercial courier service (e.g., DHL), or by registered or certified mail by the U.S.  Postal Service, postage prepaid, or sent by fax or telecopy and confirmed by first class mail (registered or certified), postage prepaid, to the other party at the address first shown above or at such other address of which such party gives notice hereunder.  If mailed, notices will be deemed effective five (5) working days after deposit, postage prepaid, in the mail.

15.15       Partial Invalidity.  If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect.  In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

15.16       Press Releases.  The parties agree to cooperate to issue a joint press release, approved in writing by each party, promptly after execution of this Agreement.

15.17       Waiver.  The failure or delay of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter.  The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

15.18       Non-solicitation.

(a)   Neither party shall solicit for employment, as an employee or a self-employed independent contractor, during the term of this Agreement or within six (6) months thereafter, any person who was employed by or a principal of the other party at anytime during the then preceding six (6) month period.

(b)   For purposes of this Section 15.17, the term “R2” shall include the R2 and any of its affiliates and the term “VTAL” shall include the VTAL and any of its affiliates.

(c)   Breach of this Section 15.17 shall require the violating party to pay to the non-violating party, immediately following the retention of a person giving rise to the violation, as liquidated damages and not as a penalty, a sum equal to one hundred percent (100%) of such person’s cash salary or other cash compensation (including any cash bonuses, awards or incentives) earned during the twelve (12) month period ending on the date of such retention (annualized if such person was employed or otherwise retained by the non-violating party for less than twelve (12) months).

Exhibit A:  Development Plan

Exhibit B:  [Reserved]

Exhibit C:  Pricing

Exhibit D:  Workstation and PACS Vendors

Exhibit E:  Source Code Escrow Agreement

Exhibit F:  [Reserved]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

R2 Technology, Inc.		Vital Images, Inc.
By:	/s/ Michael S. Klein	By:	/s/ Jay D. Miller
Print Name:	Michael S. Klein	Print Name:	Jay D. Miller
Title:	President & CEO	Title:	President & CEO
Date:	1/6/03	Date:	1/8/03

EXHIBIT A

DEVELOPMENT PLAN

(To be attached within 14 days of Effective Date)

EXHIBIT B

INTENTIONALLY LEFT BLANK

EXHIBIT C

PRICE LIST

Transfer Price:  The transfer price for R2 Products shall be calculated using the applicable base price for R2 Products (determined by whether R2 Products are sold to Customers located either inside or outside the U.S. as set forth below), less the Estimated Server Price.

                For purposes of the foregoing, “Estimated Server Price” means the estimated price of a Server, based on the average price for all Servers purchased during the first Quarter after either the Europe Date or the US Date, whichever occurs first.  To the extent the Estimated Server Price is significantly different from the actual Server price, the Estimated Server Price will be adjusted each Quarter based upon the actual price of Servers in the preceding Quarter.  At the end of each Quarter, if the Estimated Server Price for all Servers purchased is less than the actual Server price for such Quarter, VTAL shall pay the difference in accordance with the payment terms set forth in Section 8.10.  If the Estimated Server Price is greater than the actual Server price, VTAL will be credited the difference against purchases of R2 Products in the next Quarter.

R2 Products placed in U.S.

Maintenance in U.S.

R2 Products placed outside U.S.

Maintenance outside U.S.

Suggested Retail Price

R2 Products (inside or outside U.S.)

Maintenance inside U.S.

Maintenance outside U.S.

Notwithstanding the published suggested retail price, VTAL shall be solely responsible for setting the prices of R2 Products and Maintenance to its Customers.

Volume discounts

Cumulative discount:  VTAL will receive a               discount on units sold beginning with the        unit and an additional           (              ) discount on units sold beginning with the             unit.

Quarterly discount:  In any Quarter, VTAL will receive a               discount for units sold beginning with each unit beyond the Quarterly minimum, and an additional              (          ) discount for units sold beginning with each unit beyond twice the Quarterly minimum.  By way of non-limiting example, assuming that the quarterly minimum was        units, VTAL would receive a            discount on units           sold, and an additional         discount on units       and greater sold.

For the avoidance of doubt, the cumulative discount and the quarterly discount are not mutually exclusive.

EXHIBIT D

WORKSTATION AND PACS VENDORS

1.               “Workstation Vendors”:

•

•

•

•

•

•

2.               “PACS Vendors”:

•

•

EXHIBIT E

R2 ESCROW AGREEMENT

This Escrow Agreement is entered into between R2 and VTAL concurrently with the Product Distribution Agreement (the “Agreement”), and constitutes an Exhibit thereto.   Any capitalized terms not expressly defined in this Escrow Agreement will have the meanings given to such terms in the Agreement.

NOW THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

1.             DEFINITIONS

(a)           “Escrow Materials” means the human readable, source code of the R2 Product, including any corrections, bug fixes, maintenance modifications, customizations or improvements provided by R2 to VTAL, and associated documentation and manuals, provided by R2 hereunder.

(b)           “Triggering Event” means an event which will trigger the release of the Escrow Materials as set forth in Section 3, and which event will trigger the vesting of VTAL’s rights under the license grant in Section 2(a).

2.             LICENSE

(a)           License Grant. Subject to the occurrence of a Triggering Event and all other terms and conditions of this Escrow Agreement, R2 hereby grants to VTAL a perpetual, non-exclusive, non-transferable, limited license to use the Escrow Materials internally for the sole purpose of supporting Customers of the R2 Product, as of the date of termination or expiration of the Agreement.   VTAL shall not use the Escrow Materials for any other commercial purposes.  VTAL acknowledges and agrees that R2 shall not be obligated to provide any support or maintenance for the Escrow Materials, whatsoever.

(b)           License Restrictions.  VTAL’s rights in the license granted in Section 2 (a) above shall not vest until the occurrence of a Triggering Event.  VTAL shall not, and shall not permit any third party to: (i) modify or create any derivative works based on the Escrow Materials or any portion thereof; (ii) time-share or otherwise use the Escrow Materials to operate a service bureau; (iii) use the Escrow Materials anywhere other than at VTAL’s business facilities; (v) reproduce the Escrow Materials other than for archival or back-up purposes; or (vi) use the Escrow Materials in any way other than as permitted in Section 2(a).

(c)           Escrow Materials Security.  VTAL shall use the Escrow Materials only under carefully controlled conditions, will treat the Escrow Materials with the same security measures as VTAL treats its own most valuable trade secrets (but in no event less than a standard of care typical for the treatment of Escrow Materials).  VTAL shall restrict access to the Escrow Materials to those employees and third party contractors of VTAL who have agreed to be bound by a confidentiality obligation at least as protective of R2’s rights as this Escrow Agreement, and who have a need to access the Escrow Materials for the purposes allowed in this Escrow Agreement.

(d)           Ownership.  Except for those limited rights expressly granted in Section 2(a), R2 and its third party licensors retain all right, title and interest in and to the Escrow Materials, including all

Intellectual Property Rights therein.  VTAL acknowledges that the license granted pursuant to this Escrow Agreement is not a sale and does not transfer to VTAL title or ownership of the Escrow Materials, but only a right of limited use for the purposes stated herein.   ALL RIGHTS NOT EXPRESSLY GRANTED HEREUNDER ARE RESERVED TO R2.

3.             TRIGGERING EVENT

(a)           The Escrow Materials shall be delivered to VTAL by R2’s designated escrow agent (approved by VTAL), and VTAL’s rights under the license granted in Section 2(a) shall vest only upon a breach by R2, which breach continues uncured for a period of forty (45) days from the date VTAL gives written notice to R2, of any material support obligation as set out in the Agreement, which support obligation requires access to the Escrow Materials in order to be fulfilled.  For avoidance of doubt, any failure to comply with such support obligations as a result of a Force Majeure shall not be deemed a breach for purposes of this Section 3(a).

4.             TERM AND TERMINATION

(a)           Term.  This Escrow Agreement will commence as of the Effective Date and will remain in full force and effect until termination or expiration of the Agreement or until otherwise terminated as set forth below.

(b)           Termination for Cause.  Either party may terminate this Escrow Materials Agreement immediately if the other party fails to cure a material breach within ten (10) days written notice from the non-breaching party of such material breach.  R2 may terminate this Escrow Agreement immediately, upon notice, if VTAL breaches any provision of Sections 2(b) or 2(c).

(c)           Effects of Termination.  Upon termination of this Escrow Agreement for any reason: (i) the rights and licenses granted to VTAL hereunder will immediately terminate; (ii) VTAL shall immediately discontinue any use of the Escrow Materials and shall return or destroy all copies of the Escrow Materials; (iii) each party shall promptly return or destroy all Confidential Information of the other party; and (iv) Sections 1, 2(d), 4(c), 6, 7 and 8 shall survive.

5.             CONSIDERATION

(a)           Escrow Fees.  VTAL shall be responsible for all fees charged by the escrow agent for maintaining the Escrow Materials in escrow.

(b)           Taxes.  All fees specified hereunder do not include and are net of any taxes or duties of any kind which may be imposed by any governmental entity on the transactions contemplated by this Escrow Materials Agreement, and VTAL shall be solely responsible for all such taxes or duties other than U.S. taxes based solely on R2’s income.

6.             WARRANTY AND DISCLAIMER

(a)           Limited Warranty.  R2 represents and warrants to VTAL that the Escrow Material will contain the source code for the R2 Product.

(b)           Disclaimer.   EXCEPT AS EXPRESSLY SET FORTH IN 6(a) ABOVE, THE ESCROW MATERIALS ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND.  R2 MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE ESCROW MATERIALS INCLUDING THEIR CONDITION, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION OR THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS AND R2 SPECIFICALLY

DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.  R2 DOES NOT WARRANT THAT THE ESCROW MATERIALS WILL BE ERROR-FREE OR THAT THE ESCROW MATERIALS WILL OPERATE WITHOUT INTERRUPTIONS.

7.             INDEMNITY

VTAL shall defend, indemnify and hold harmless R2, its affiliates, employees, officers, directors and agents from and against any and all claims, proceedings, actions, costs, expenses, damages and liabilities arising out of or related to VTAL’s use of the Escrow Material; provided that R2: (i) promptly notifies VTAL of any claim, action, suit, or other proceeding for which it is seeking indemnification; (ii) provides VTAL with sole control of the defense thereof; and (iii) provides VTAL, at VTAL’ expense and request, with reasonable assistance and full information with respect thereto.  R2 shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such claim, suit or proceeding.

8.             LIMITATION OF LIABILITY

EXCEPT FOR A BREACH OF SECTION 2.2 OR 2.3, AND FOR OBLIGATIONS UNDER SECTION 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR OTHER CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, ARISING OUT OF OR RELATED TO THIS ESCROW MATERIALS AGREEMENT WHETHER IN AN ACTION IN CONTRACT, TORT, OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.   EXCEPT FOR A BREACH OF SECTION 2.2 OR 2.3, AND FOR OBLIGATIONS UNDER SECTION 7, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITYARISING OUT OF OR RELATED TO THIS ESCROW AGREEMENT EXCEED THE LICENSE FEES PAID BY VTAL TO R2 HEREUNDER.  THE PARTIES AGREE THAT THE FOREGOING LIMITATIONS REPRESENT A REASONABLE ALLOCATION OF RISK UNDER THIS ESCROW AGREEMENT.

EXHIBIT F

INTENTIONALLY LEFT BLANK

EXHIBIT G

TERMS AND CONDITION

VITAL IMAGES, INC.

SOFTWARE LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (“License Agreement”) is made as of _________________, 200__, by and between Vital Images, Inc., 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447 U.S.A. (“Vital Images”) and __________________________________________, having its principal place of business at ___________________________________________________ (“Licensee”).

RECITALS

A.                                   Vital Images develops and licenses proprietary medical visualization software products (defined below as the “Products”).

B.                                     Licensee desires to license and use the Products, and Vital Images so agrees, subject to the terms and conditions of this License Agreement.

ARTICLE 1: DEFINITIONS

For purposes of this License Agreement, the following words, terms and phrases shall have the following meanings unless the context otherwise requires:

1.1                                 Confidential Information.  “Confidential Information” shall mean all information disclosed by Vital Images to Licensee or embodied in the Products, regardless of the form in which it is disclosed, which relates to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general of Vital Images, or the algorithms, programs, user interfaces and organization of the Products.

1.2                                 Products.  “Products” shall mean only those computer software products in object code form as described in Exhibit A and any related user documentation as released from time to time by Vital Images, including any later authorized releases or versions of such software or documentation during the term of this License Agreement.

ARTICLE 2: LICENSE GRANT AND USE

2.1                                 License Grant.  In consideration for Licensee’s payment of the applicable license fee, and subject to the terms of this License Agreement, Vital Images hereby grants to Licensee a nonexclusive, non-transferable license (“License”) to use the Products only on one (1) computer of the type described in Exhibit B attached hereto (“Designated Equipment”), and only at the site described in Exhibit B (“Designated Site”).  Licensee must purchase a License for each computer at a Designated Site on which it desires to install and use the Products.  Licensee’s use of the Products shall be limited to Licensee’s internal business activities.

2.2                                 Restrictions on Use.  Licensee shall not engage in, cause or permit the reverse engineering, disassembly, recompilation, modification or any similar manipulation of the Products, nor may Licensee loan, lease, distribute, assign or otherwise transfer the Products or copies thereof, in whole or in part, to any third party.  Licensee may not install, use or access the Products at or from any location other than a Designated Site, or on any type of computer other than the Designated Equipment, without the prior written approval of Vital Images.

2.3                                 Copying.  Licensee shall not copy the Products, except that Licensee may make and maintain one (1) copy of the Products for back-up and archival purposes, provided such copy includes all Vital Images copyright, proprietary rights and other notices included on or in the Products.

2.4                                 Ownership.  All right, title and interest in the Products shall at all times remain the property of Vital Images and its licensors, subject to the Licenses granted to Licensee under this License Agreement.  Licensee understands and agrees that it takes title only to the media on which the Products are provided to it, but that the Products shall remain the property of, and proprietary to, Vital Images.

ARTICLE 3: TERMINATION

3.1           Termination.

(a)                                  Either party may terminate this License Agreement at any time if the other party fails to cure its material breach hereof within thirty (30) days after its receipt of notice specifying such breach from the other party.

(b)                                 Vital Images may terminate this License Agreement at any time immediately upon Licensee (i) becoming insolvent, (ii) commencing, or having commenced against it (without dismissal within sixty (60) days), any bankruptcy, insolvency, liquidation, reorganization or similar proceeding under any U.S. or foreign law, (iii) making an assignment for the benefit of its creditors, (iv) admitting in writing its inability to satisfy its debts in the ordinary course of business or that its business or financial condition indicates that it is presently unable to continue as a going concern, or (v) taking an action resulting in or directed to ceasing, on a permanent basis, its business or relevant operations; or

(c)                                  Licensee may terminate this License Agreement or any License granted hereunder at any time by giving written notice to Vital Images.

3.2                                 Effect of Termination of a License.  Upon any termination of a License, Licensee shall (a) immediately cease all use of the Products licensed pursuant to such License, and (b) certify in writing to Vital Images within thirty (30) days after such termination that Licensee has either destroyed, permanently erased or returned to Vital Images the Products and all copies thereof licensed pursuant to such License.

3.3                                 Effect of Termination of License Agreement.  Upon termination of this License Agreement for any reason, all Licenses to the Products granted hereunder shall immediately terminate, and Licensee shall return to Vital Images all Confidential Information.  Articles 2.4, 5, 6, 7, 8 and 9 shall survive any termination of this License Agreement.

ARTICLE 4: ADVERSE REACTIONS; PRODUCT RECALLS

4.1                                 Adverse Event Reporting.  Licensee shall advise Vital Images, by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any adverse event from the use of any Product or malfunction of any Product.  Unless otherwise required by applicable local laws, Licensee shall advise Vital Images of any such adverse event prior to any report or filing being made with the U.S. Food and Drug Administration (“FDA”) or any other comparable regulatory body elsewhere in the world.

4.2           Product Recall; Corrective Action.

(a)                                  Corrective Action.  If Vital Images believes that a corrective action with respect to the Products is desirable or required by law, or if any governmental agency having jurisdiction (including without limitation, the FDA) shall request or order any corrective action with respect to the Products, including any recall, customer notice, restriction, change, corrective action or market action or any Product change, Vital Images or its reseller shall promptly notify Licensee.  Licensee shall comply with all reasonable directions regarding such corrective action, including the return of the Products to Vital Images or a reseller at Vital Images’ expense.

(b)                                 Refund.  If any Products are required to be returned to Vital Images or its resellers pursuant to this Article 4.2 and no replacement is provided therefor by Vital Images, Vital Images shall refund to Licensee any unearned license fees paid (the amount of the license fee Licensee paid for the Products, less a reasonable value for use determined by prorating the license fee paid on a thirty-six (36) month straight line amortization method).

ARTICLE 5: WARRANTIES; INDEMNIFICATION

5.1                                 Limited Warranty.  Vital Images warrants to Licensee for one (1) year from the delivery date (the “Warranty Period”), that the Products, when properly installed and operated, will substantially perform the functions described in the functional specifications for the Products, as contained in the applicable written documentation for the Products.  Vital Images shall have no obligation to Licensee or any third party under this Article 5.1 if (a) the Products have not been properly installed, used or maintained, whether by Licensee or any third party, in accordance with the Licenses granted hereunder or Vital Images’ then-applicable operating manuals; or (b) the Products have been modified in any manner or are used or combined with other computer software programs, hardware or data not supplied by Vital Images and without the prior written consent of Vital Images.

5.2                                 Exclusive Remedy.  Vital Images’ entire liability, and Licensee’s exclusive remedy, for any warranty claim made by Licensee under Article 5.1 above during the Warranty Period shall be for Vital Images, at its option, to either (a) replace any defective media which prevents the Products from satisfying the limited warranty described in Article 5.1; (b) attempt to correct any material and reproducible errors reported by Licensee; or (c) terminate this License Agreement and refund the license fee paid for the Products.   Vital Images does not warrant that the operation of the Products will be uninterrupted or error-free, that all errors in the Products will be corrected, that the Products will satisfy Licensee’s requirements or that the Products will operate in the combinations which Licensee may select for use.

5.3                                 Limited Warranty.  Vital Images warrants to Licensee that the Products, when properly installed and operated, will produce no material errors when processing dates prior to, during and after the calendar year 2000.  Vital Images shall have no obligation to Licensee or any third party under this Article 5.3 if (a) the Products have not been properly installed, used or maintained, whether by Licensee or any third party, in accordance with the Licenses granted hereunder or Vital Images’ then-applicable operating manuals; (b) the Products have been modified in any manner or are used or combined with other computer software programs, hardware or data; or (c) the material error reported by Licensee is not reproducible by Vital Images.

5.4                                 Exclusive Remedy.  Vital Images’ entire liability, and Licensee’s exclusive remedy, for any breach of the warranty in Article 5.3 above shall be for Vital Images, at its option, to either (a) attempt to correct such material and reproductive errors, or (b) terminate the License to such Products and refund any unearned license fees paid (the amount of the license fee Licensee paid for the Products, less a reasonable value for use determined by prorating the license fee paid on a thirty-six (36) month straight-line depreciation method) with no further liability to Licensee.  This Article 5.4 states Licensee’s exclusive remedy, and Vital Images and its licensors’ entire liability for any breach of the warranty set forth in Article 5.3.

5.5                                 Warranty Disclaimer.  THE WARRANTIES SET FORTH IN ARTICLES 5.1 AND 5.3 ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY VITAL IMAGES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR USE, AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF VITAL IMAGES FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE, MAINTENANCE OR PERFORMANCE OF THE PRODUCTS.  Repair or replacement of all or any part of the Products does not extend the Warranty Period, which shall begin on the delivery date.  Vital Images and its third party licensors expressly disclaim any commitment to provide maintenance or support of the Products beyond the Warranty Period, in the absence of a Licensee entering into a separate agreement with Vital Images or its reseller.  Furthermore, the Products are derived from and include software from third party licensors, who make no warranty, express or implied, regarding the Products, who disclaim any and all liability for the Products and who will not undertake to provide any information or support regarding the Products.

5.6                                 Infringement Indemnity.  Vital Images hereby agrees to indemnify, defend and hold Licensee harmless from any third party suit, claim or other legal action (“Legal Action”) that alleges the Products infringe any United States patent, copyright, or trade secret, including any award of damages and costs made against Licensee by a final judgment of a court of last resort based upon a Legal Action, provided that:  (a) Licensee gives written notice of any Legal Action to Vital Images within fifteen (15) days of Licensee’s first knowledge thereof; (b) Vital Images has sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel, and all related settlement negotiations; and (c) Licensee provides Vital Images (at Vital Images’ expense for reasonable out-of-pocket expenses) with assistance, information and authority to perform the above.

Notwithstanding the foregoing, Vital Images and its licensors shall have no liability for any Legal Action based on or arising out of:  (a) the failure by Licensee to use a non-infringing version or release of the Products if made available by Vital Images, (b) the combination, operation or use of the Products with software, hardware or data not furnished by Vital Images, if such Legal Action would have been avoided by use of the Products without such software, hardware or data, or (c) the use of any Products in a manner for which it was neither designed nor contemplated.

In the event that the Products are held or are believed by Vital Images to infringe, Vital Images shall, at its option and expense, (a) modify the infringing Products, (b) obtain for Licensee a license to continue using such Products, (c) substitute the Products with other software reasonably suitable to Licensee, or (d) if none of the foregoing are commercially feasible, terminate the License to such Products and refund any unearned license fees paid (the amount of the license fee paid for the Products, less a reasonable value for use determined by prorating the license fee paid on a thirty-six (36) month straight-line amortization method) with no further liability to Licensee.

This Article 5.6 states Licensee’s exclusive remedy, and Vital Images’ and its licensors’ entire liability, for any infringement claim related to the Products or their use.

ARTICLE 6: LIMITATION OF REMEDIES

6.1                                 Delay.  VITAL IMAGES SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS OR SERVICES OR ANY OTHER PERFORMANCE UNDER THIS LICENSE AGREEMENT.

6.2                                 Sole Remedies.  THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR VITAL IMAGES’ LIABILITY OF ANY KIND (INCLUDING LIABILITY FOR NEGLIGENCE OR PRODUCT LIABILITY) WITH RESPECT TO THE PRODUCTS AND SERVICES COVERED BY THIS LICENSE AGREEMENT AND ALL OTHER PERFORMANCE BY VITAL IMAGES UNDER THIS LICENSE AGREEMENT SHALL BE LIMITED TO THE REMEDIES PROVIDED IN ARTICLE 5 OF THIS LICENSE AGREEMENT.

6.3                                 Damages Limitation.  VITAL IMAGES SHALL HAVE NO LIABILITY OF ANY KIND FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, EVEN IF VITAL IMAGES SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE, AND EVEN IF A REMEDY SET FORTH HEREIN IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.  THE DAMAGES LIMITATION SET FORTH IN THIS ARTICLE 6.3 SHALL INCLUDE, BUT NOT BE LIMITED TO, ANY LIABILITY FOR DAMAGES ARISING OUT OF OR RESULTING FROM THE USE, MAINTENANCE OR PERFORMANCE OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE LOSS OR CORRUPTION OF LICENSEE’S OR ANY THIRD PARTY DATA.  IN NO EVENT SHALL VITAL IMAGES BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID BY LICENSEE TO VITAL IMAGES UNDER THIS LICENSE AGREEMENT.

ARTICLE 7: CONFIDENTIALITY

7.1                                 Confidential Information.  All Confidential Information shall be deemed confidential and proprietary to Vital Images, and are the sole and exclusive property of Vital Images.  Licensee may use the Confidential Information during the term of this License Agreement only as permitted hereunder or as necessary in order to use the Products in accordance with the License(s) granted hereunder.  Licensee shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by Licensee’s employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements.

7.2                                 Exclusions.  The following information shall not be considered Confidential Information under this Article 7:

(a)                                  Information which is or becomes in the public domain through no fault or act of Licensee;

(b)                                 Information which was independently developed by Licensee without the use or reliance on Vital Images’ Confidential Information; or

(c)                                  Information which was provided to Licensee by a third party under no duty of confidentiality to Vital Images.

7.3                                 Permitted Disclosure.  Nothing in Article 7.1 shall restrict disclosure by Licensee as required by applicable law, regulation, or the order of any court or administrative agency having jurisdiction regarding such matters, provided, however, Licensee gives prompt notice thereof to Vital Images prior to such disclosure.

7.4                                 Cooperation.  At Vital Images’ request, Licensee shall cooperate fully with Vital Images in any and all legal actions taken by Vital Images to protect its rights in the Products and in the Confidential Information.  Vital Images shall bear all out-of-pocket costs and expenses reasonably incurred by Licensee in the course of such cooperation.

ARTICLE 8: ARBITRATION

8.1                                 Dispute Resolution.  Except as provided in Article 8.2 below, Vital Images and Licensee shall each use its best efforts to resolve any dispute between them promptly and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute.  The foregoing requirement in this Article 8.1 shall be without prejudice to either party’s right, if applicable, to terminate this License Agreement under Article 3.1 above.

8.2                                 Litigation Rights Reserved.  If any dispute arises with regard to Licensee’s unauthorized use of the Products or unauthorized use or infringement of Confidential Information, Vital Images may seek any available remedy at law or in equity from a court of competent jurisdiction.

8.3                                 Procedure for Arbitration.  Except as provided in Article 8.2 above, any dispute, claim or controversy arising out of or in connection with this License Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules or, if Licensee’s principal place of business is outside the United States, the International Arbitration Rules of the American Arbitration Association (“AAA”).  Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules.  At least one (1) arbitrator shall be an experienced computer software professional, and at least one (1) arbitrator shall be an experienced business attorney with a background in the licensing and distribution of computer software.  Any such arbitration shall be conducted in Minneapolis, Minnesota, U.S.A. in the English language.  An arbitral award may be enforced in any court of competent jurisdiction.  Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)                                  Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i)

exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories and (iv) document requests.

(b)                                 Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

(c)                                  The arbitrators may not award or assess punitive damages against either party.

(d)                                 Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

ARTICLE 9: MISCELLANEOUS

9.1                                 Assignment.  Licensee shall not have the right to assign or otherwise transfer its rights or obligations under this License Agreement except with the prior written consent of Vital Images, which consent shall not be unreasonably withheld.  This License Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.  Any prohibited assignment shall be null and void.

9.2                                 Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private courier service, or by facsimile addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (a) receipt by the party to which the notice is given, or (b) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.

9.3                                 Exports and U.S. Government Rights.  Licensee hereby acknowledges that it will not export or reexport any of the Products or technical data (which includes, among other things, any technical information relating to the Products, written or otherwise), or any product incorporating any Products or technical data.  The Products are provided with Restricted Rights.  Use, duplication or disclosure by the U.S. government is subject to restrictions as set forth in (a) this License Agreement pursuant to DFARs 227.7202-3(a); (b) subparagraph (c)(1)(i) of the Rights in Technical Data and Computer Software clause at DFARs 252.227-7013; or (c) the Commercial Computer Software Restricted Rights clause at FAR 52.227-19 subdivision (c)(1) and (2), as applicable.  Contractor/manufacturer is Vital Images, Inc., 3100 West Lake Street, Suite 100, Minneapolis, Minnesota 55416 U.S.A.

9.4                                 Entire Agreement.  This License Agreement, including the Exhibits attached hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements by and between Licensee and Vital Images as well as all proposals, oral or written, and all prior negotiations, conversations and discussions between the parties related hereto.

9.5                                 Amendment.  This License Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

9.6                                 Governing Law.  This License Agreement shall be governed by and interpreted under the laws of the State of Minnesota, U.S.A., excluding (a) its choice of law rules, and (b) the United Nations Convention on the International Sale of Goods.

9.7                                 Severability.  If any provision of this License Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this License Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this License Agreement.

9.8                                 Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

9.9                                 Attorneys’ Fees.  Subject to Article 8.3, if any action at law or in equity is necessary to enforce or interpret the terms of this License Agreement, the substantially prevailing party shall be entitled to its reasonable attorneys’ fees and costs in addition to any other relief such party may be entitled.

9.10                           Counterparts.  This License Agreement may be executed by facsimile and in two or more counterparts in the English language and each such counterpart shall be deemed an original hereof.  In case of any conflict between the English version and any translated version of this License Agreement, the English version shall govern.

9.11                           Further Assurances.  The parties shall perform all such further acts, provide such further documents or written assurances, and execute such further documents as are reasonably required or necessary to carry out the acts and transactions contemplated by this License Agreement.

IN WITNESS WHEREOF, the parties have executed this License Agreement by their duly authorized representatives.

VITAL IMAGES, INC.	LICENSEE

By	By

Name	Name

Title	Title

VITAL IMAGES, INC.

END USER AGREEMENT

EXHIBIT A

PRODUCTS

VITAL IMAGES, INC.

DEMONSTRATION LICENSE AGREEMENT

EXHIBIT B

DESIGNATED EQUIPMENT AND SITE

Designated Equipment:

Designated Site:

EXHIBIT H

MAINTENANCE AND SUPPORT

A.            First Level Maintenance.  During the Warranty Period and for so long as a Customer participates in the Maintenance Program, VTAL shall provide telephone, email, on-site emergency support during normal business days and normal business hours (as determined locally by the time-zone and customs in the country in which the R2 Product is installed).  If the problem reported by a Customer is due to a misunderstanding of the documentation or improperly functioning hardware or VTAL Workstation software, VTAL’s shall be solely responsible for resolving the problem in accordance with the terms of the Maintenance Program.   If the problem is not due to a misunderstanding of the Documentation or improperly functioning hardware or VTAL Workstation software and its cause cannot be determined by VTAL despite commercially reasonable efforts to determine the cause, VTAL will attempt to duplicate the problem on its own demonstration unit of the R2 Product.  If VTAL determines that the problem reported by a Customer is due to an error in the R2 Product that VTAL is unable, using commercially reasonable efforts, to resolve, VTAL may notify R2 of such error in accordance with Section B, below.

B.            Second Level Maintenance.  During the Warranty Period and for so long as a Customer participates in the Maintenance Program, R2 shall use commercially reasonable efforts to provide to telephone and email support to VTAL regarding the R2 Product during R2’s normal business hours, and to provide a fix, patch or workaround for errors that VTAL is unable to resolve in accordance with Section A, above.  R2, may, in its discretion, provide emergency on-site support to Customers.

EXHIBIT I

SERVER SPECIFICATIONS

Showcase CAD Server Preliminary Specifications

The following specification is provided as a guideline.  R2 reserves the right to change the specification listed here at any time.

Specifications for the server for the integrated solution shall be completed as part of the Development Agreement

Server Hardware for Showcase product

Standard MicrosoftTM PC compatible platform with dual CPU @ 2.1 GHz or better with a minimum of 1 GB of RAM

1USB port; standard PS/2 keyboard and PS/2 style mouse with 10/100BaseT Ethernet port

1 x 36 GB HD for images and system

Peripherals required are standard IDE CD-RW drive and Floppy Disk drive for 3/5" media

Video board supports 24-bit non-interlaced pixel depth with minimum 1024 x 768 pixel resolution at 60 Hz minimum with 4 MB video memory

•Supports 18 inch SVGA color monitor (not included)

Server Software

•Red HatTM LinuxTM Operating System